EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement Amendment No. 1 on Form S-3 of our report dated March 27, 2025, which includes an explanatory paragraph regarding the substantial doubt about Vincerx Pharma, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Vincerx Pharma, Inc. as of and for the years ended December 31, 2024 and 2023, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 31, 2025